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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________

                                SCHEDULE 14D-9
                                (Rule 14d-101)

                     Solicitation/Recommendation Statement
                         Under Section 14(d)(4) of the
                        Securities Exchange Act of 1934


                              BeautiControl, Inc.
                           (Name of Subject Company)


                              BeautiControl, Inc.
                     (Name of Person(s) Filing Statement)

                    Common Stock, par value $.10 per share
                        (Title of Class of Securities)

                                  074655 10 1
                     (CUSIP Number of Class of Securities)

                               Richard W. Heath
                      Chairman of the Executive Committee
                          and Chief Executive Officer
                              BeautiControl, Inc.
                               2121 Midway Road
                            Carrollton, Texas 75006
                                (972) 458-0601

                                With a copy to:
                                 David H. Oden
                             Haynes and Boone, LLP
                          1600 N. Collins, Suite 2000
                            Richardson, Texas 75080
                                (972) 680-7550
           (Name, Address and Telephone Numbers of Person Authorized
to Receive Notices and Communications on Behalf of the Person Filing Statement)


[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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Item 1.    Materials to be Filed as Exhibits.

Exhibit 99.1  Press Release, dated September 13, 2000.

Exhibit 99.2  Letter to Consultants, dated September 14, 2000.